"Leading the Profitable Convergence of Traditional and Online Retail Commerce Through Technology" ©

The Omni - Channel Solution

12 ReTech Corporation OTC: RETC

12 ReTech Will Benefit From

- The Turmoil in Retail

- The need for retailers to learn how to market to consumers with mobile, online, media, ecommerce, social, and brick and mortar = true Omni-Channel Retailing!

WE ARE THE OMNI-CHANNEL SOLUTION!

We Build Shareholder Value 2 Ways

- Through our roll up strategy for consumer product Micro-Brands

...and

- Through our proprietary, acquired, and licensed technologies

Strategic Plan

- Continuously enhance and improve our proven proprietary **12 Technology Suite** that can benefit traditional & online Retailers and Shoppers
- License or acquire synergistic 3rd party technologies
- Acquire undervalued Micro-Brands that our **12 Technology Suite** and operating expertise will benefit
- Employ our **12 Technology Suite** to increase Revenues & Earnings at our Micro-Brands to further demonstrate and improve its effectiveness
- By demonstrating our value proposition we will sell or license our **12 Technology Suite** to other retailers around the globe

Retail Has Lost Its Way

- Retailers lament "where are the shoppers?"
- All the stores look pretty much the same
- The shopping experience is boring
- Employees are untrained, unknowledgeable and uncaring
- Revenues are down, profits are down, valuations are in the trough

Market Opportunity

Retail industry experts have said:

- "Retailers need to adopt a bevy of Omni-Channel tools in order to capture a lift in sales and attract a larger audience."(1)
- "While e-commerce is growing faster, brick & mortar still accounts for the vast majority of retail sales."(2)
- "Accenture reports that 49% of consumers say the best thing retailers could do to improve the shopping experience is to better integrate in-store, online, and mobile shopping channels." –Digitalist Magazine – March 10, 2014
- The Global Retail Industry, according to Research and Markets, should see $28 trillion USD in revenues per year by 2019.

(1), (2) Business Insider / Harvard Business Review Survey

"Macy's Omni-Channel is Significant to Investors"

Macy's America's Omni-Channel Store


THE WORLD'S LARGEST STORE
macy's
★macy's

Macy's claims to be America's Omni-Channel Store and has been developing the Omni-Channel solution since May 2012

Macy's technological Investment and innovation proves they recognize the need to move in this direction.

Source: Seeking Alpha 2014 "Why Macy's Omni-Channel is Significant to Investors" Author, Retail Maven

Our Solutions Takes Omni-Channel Much Further With the **12 Technology Suite**

- Our **12 Technology Suite** is designed as a comprehensive platform
- Retailers can choose the entire suite or modules a-la-carte according to their needs
- Our APIs can accommodate almost any other third-party Enterpirse Resource Planning (ERP), Content Management System (CMS), Customer Relationship Management (CRM), Point of Sales (POS), or web portals
- All our products work together to create fun, exciting experiences that combine real world shopping with social media, mobile and online Commerce

12 Technology Suite

All modules fully integrate with each other creating an Omni-Channel Platform

- **12 Mirror:** Reserved fitting rooms, detects products, gives information, suggests accessories
- **12 Kiosk / 12 In-store App:** Allows customers or retail staff to check orders, inventory, pay, look up product information and more
- **12 Mobile App:** Allows retailers to retarget consumers, allows shoppers to utilize all of **12 Technology Suite** of products
- **12 ERP:** Use our fully integrated ERP or yours with our API
- **12 Display:** Omni-Channel Ad Tech display for any high traffic area
- **12 API:** Used to integrate any retailers module into our platform

12 Technology


www.12retech.com

12 Technology Suite ...continued

Licensed Components

- 12 Window
- 12 Video Shopping

Continued Enhancements

- 12 Mirror Enhancements
- 12 Sconti
- 12 Credit


wayfair
$101.99
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12 Video Shopping


www.12retech.com
12 Mirror Enhancements


12 Sconti


12 Display Glass

Value Proposition of the Proprietary **12 Technology Suite**

- Our products are used to capture useful data for retailers so that retailers can sell products later to a retargeted shopper
- Our products are used by retail employees to assist customers and check inventory levels and order status. This saves retailers training dollars and improves the customer experience
- Advertising networks can be created to display programmatic advertising at shopping malls, creating revenue for 12 ReTech, mall operators and retail stores
- Our products create a bridge for the various sales channels of Commerce, mobile shopping, social shopping and brick and mortar
- Can reduce wait times at the cash register
- Increased consumer engagement, which leads to increased sales
- Video object technology increases Commerce conversions

Our **12 Technology Suite** is Proven

"Unlike Other Pure Technology Companies"



Ito-ya, Ltd. 13 Floors 45,000 square feet 85,000 SKUs

Mr. Akira Ito, President of Ito-ya, Ltd said, "Their system is on a totally different level from what is normally described so far as Omni-Channel retailing. It is an excellent tool that can actually multiply the attractiveness of real brick and mortar stores as well as the appeal of online shopping and not just the convenience."

Our Strategy is Providing Results

- The future Acquisition of Active Fashion Group gave us a relationship with the Hudson Group and a pilot project to install the 12 Technology Suite

- We plan to introduce additional products to the Hudson Group and other 12 Technology Suite customers:
    - 12 Credit
    - 12 Window
    - 12 Media
    - 12 AD Network

- AFG + Hudson increases opportunity to secure additional micro brands by opening up new stores Hudson stores – J. Peterman Group

- J. Peterman acquisition to ....

Acquisition of Our 1st Micro-Brand Active Fashion Group (AFG)

Founded in 1998, Nearly $20M in Revenue, $1.2M in adjusted EBITDA

(Announced Letter Of Intent pending completion)

Opportunities brands provide:

- Leverage for our technologies and experience to increase online revenue from $350k to $6 million (projected)
- Leverage AFG's relationship with the Hudson Group at their Soybu Boutiques to install our **12 Technology Suite**
- Leverage AFG's existing relationships with Retailers to sell our **12 Technology Suite.**

ACTIVE FASHION GROUP | SOYBU | COLORADO CLOTHING

Acquisition of Our 2nd Micro-Brand The J.Peterman Company

Founded in 1987, Nearly $20M in Revenue, $250K in adjusted EBITDA

(Announced Letter Of Intent pending completion)

Opportunities brands provide:

- Iconic brand, known from an American favorite sitcom Seinfeld, where John O'Hurley played Elaine's boss, Jacopo Peterman.
- May benefit from our existing big box retailer relationships and warehouse stores
- To leverage J.Peterman's catalog distributed to their customer base adding 12 ReTech's additional Micro-Brands to their sales channels
- Use catalog to encourage people to download 12 ReTech's Mobile application

Acquisition LOI Announced 12/1

The J. Peterman Company

Consolidated Projections

Proforma Projections for 12 Retech Corporation (Combined)

12 Month Forecasts (000)			
Starting Jan. 1, 2018	Year 1	Year 2	Year 3
Net Sales	59,086.3	84,646.2 -	103,755.7
Gross Profits	27,202.7	41,478.1	52,597.8
Gross Margin %	*46.0%*	*49.0%*	*50.7%*
Operating Expenses	19,618.1	27,221.4	31,749.9
Other Expense	2,145.4	3,708.6	5,523.4
Net Income	5,439.3	10,548.0	15,324.5
Net Income Margin %	*9.2%*	*12.5%*	*14.8%*

Includes: 12 Technology Suite, AFG and J.Peterman

Experienced Management Team

Mr. Angelo Ponzetta: Founder, Chief Executive Officer, and Chairman
Nearly 40 years of experience from technology and retail. Began development of the **12 Technology Suite** in 2010 and went public in June of 2017.

Daniele Monteverde: Chief Financial Officer, and Director
30 years of experience in Engineering, Technology and Business Administration. PhD's Engineering, Business Administration.

Richard J. Berman: Advisory Board, Future Director
35 years of Venture Capital M&A and Senior Management.
Currently serves on 3 NASDAQ Boards, advised on $4B M&A transactions and over 300 deals.

Kirk Kimerer: Chief Marketing Officer
25 years building digital media operations for Gannett, BELO, Scripps Networks, LIN Media, Las Vegas Review Journal and Apollo Media Network.

Experienced Management Team

Stefan Guggisberg: Chief Executive Officer, 12 Europe A.G.
Stefan brings over 19 years of experience in the European markets and the Information Technology Industries.

Jeff Schmitt: 12 Retail Corporation / CEO of Active Fashion Group (AFG)
After stints at Reebok and Caretek founded the Active Fashion Group in 1998.

Carolyn Hadden: 12 Retail Corporation / Chief of Staff, Financial Officer of AFG
Joined AFG in 1989 after years as a Financial Analyst for Arrow Electronics where she oversaw the finances for a $300 million subsidiaries.

Dan Wong: 12 Hong Kong Chief Technology Officer
International Executive skilled at building new business. Built Nokia's NSeries business in China from scratch to $1.9B USD annual run-rate. Harvard MBA with over 20 years of experience.

Select Financial Data

	Reported 2015		Reported 2016		Proforma 2017*	
Revenue	$	232,200.00	$	64,500.00	$	37,000,000.00
Expenses	$	252,257.00	$	173,670.00	$	35,700,000.00
Adj. EBITDA	$	(20,051.00)	$	(109,170.00)	$	1,300,000.00
Liquidity & Cash Reserves	$	(97,174.00)	$	25,464.00	$	200,000.00 +
					$	7.6 million available on bank lines
					$	12 million available on Equity At The Market Line

*** with acquisitions of AFG & J Peterman**

Industry Valuation Comps

Table 1

Industry PE (TTM) Valuation Multiples	Q3 2017	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016
Apparel, Footwear & Accessories Industry	26.58	23.38	23.31	8.18	22.50	29.12
Retail Apparel Industry	13.79	17.87	19.41	10.23	21.89	
Internet, Mail Order & Online Shops Industry	306.51	249.13	163.93	159.71	182.54	128.27
Internet Services & Social Media Industry	35.77	34.86	31.59	32.05	35.83	36.97

data provided by CSIMarket.com
November 28, 2017

Different Industries receive different multiples:

- Apparel, Footwear…are Brands and Manufactures of Consumer Products
- Retail Apparel… are the Brick and Mortar industry that sell the consumer products
- Internet are the ecommerce operations of today, think Amazon, Netflix
- Internet services / social media additional revenue opportunities

Enterprise Valuation Projections

Proforma w 12 Retech + AFG + JP

(November 30, 2017)

Market Cap Valuation Multiples, (millions)	Net Inc.	25X Net Inc.	40X Net Inc.	80X Net Inc.	100X Net Inc.
Y1 After Acquisition Market Cap (millions)	$5.44	$135.98	$217.57	$435.14	$543.93
Implied Price Per Share for RETC @ 125 million shares outstanding		$1.09	$1.74	$3.48	$4.35
Year 2 After Acq. Market Cap (millions)	$10.55	$263.70	$421.92	$843.84	$1,054.80
Implied Price Per Share for RETC @ 125 million shares outstanding		$2.11	$3.38	$6.75	$8.44
Year 3 After Acq. Market Cap (millions)	$15.32	$383.11	$612.98	$1,225.96	$1,532.45
Implied Price Per Share for RETC @ 125 million shares outstanding		**$ 3.06**	**$ 4.90**	**$ 9.81**	**$ 12.26**

Investment Comparisons

Investment Comparisons - November 27, 2017

	12 ReTech	Zivelo	Amazon	Shopify	Etsy
Publicly Listed	Public - OTC	Privately Held	Public - Nasdaq	Public - NYSE	Public - Nasdaq
Market Cap ($ millions)	$7.7	N/A	$576,234.6	$9,773.9	$2,066.6
% Increse In Market Cap over Past 90 days	153.8%	N/A	26.5%	9.2%	7.3%
Business Model	Retail Omni-Channel Technology Solutions Provider	Interactive Kiosks for Retail and QSR Industries	Behemoth Omni-channel Retailer	DIFY (Do It For You) eCommerce Platform Provider	eCommerce Gateway for Consumer Products Brands
Brick & Mortar Operations	Yes	Yes	Yes	No	No
eCommerce Operations	Yes	No	Yes	Yes	Yes
Projected Price / Earnings	2.33	N/A	149	427	60
Projected Revenues ($ millions)	Projected $59.1	$58 Plus	$228,130.0	$873.5	$518.0
Projected EPS	$0.04	N/A	$7.98	$0.26	$0.28
Projected Net Income ($ millions)	$5.4	Not Disclosed	$3,845.32	$22.42	$34.08

Data compiled from Yahoo Finance & FINVIZ

Summary

- The **3 Ps** to successful technology

Proven, Proprietary and Patented

- Addresses large market need for retail Omni-Channel
- Demonstrating growth of revenue and earnings both organically and through roll up strategy acquisitions
- Bankable microcap Company that has over **$13 million in bank lines of credit**
- Experienced management team
- Footprint on 3 continents

The Future of Commerce


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EXPERIENCE

"Leading the Profitable Convergence of Traditional and Online Retail Commerce Through Technology" ©

The Omni - Channel Solution

12 ReTech Corporation OTC: RETC